UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): December 6, 2018

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 6, 2018, Centrus Energy Corp. (“Centrus” or the “Company”) entered into Exchange Agreements (the “Exchange Agreements”) by and among Centrus and certain holders (each, an “Exchange Holder,” and collectively the “Exchange Holders”) of Centrus’ outstanding 8% PIK Toggle Notes due 2019 (the “Notes”). The Exchange Agreements govern the issuance by the Company of shares of its class A common stock (the “Common Stock”) and cash to the Exchange Holders in exchange for Notes held by such Exchange Holders (collectively, the “Exchange Transactions”). Subject to the satisfaction of certain closing conditions, the Exchange Transactions are expected to close on December 6, 2018, and include the exchange of approximately $6.32 million aggregate principal amount of Notes by the Exchange Holders for 398,638 shares of Common Stock and approximately $5.06 million in cash, which includes accrued and unpaid interest on the Notes.
The Exchange Transactions are subject to a number of customary closing conditions, including the Common Stock being eligible for clearance through the facilities of DTC, the Common Stock being eligible for immediate resale pursuant to Rule 144 under the Securities Act, and the Common Stock being approved for listing, subject to notice of issuance, on the NYSE American LLC. The parties to the Exchange Agreements have made certain customary representations and warranties.

Item 9.01   Financial Statements and Exhibits
(d)    Exhibits.

Exhibit	Description

10.1	Form of Exchange Agreement, dated December 6, 2018, by and among Centrus Energy Corp. and certain noteholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	December 6, 2018	By:	/s/ Marian K. Davis
Marian K. Davis
Senior Vice President, Chief Financial Officer and Treasurer